              As filed with the Securities and Exchange Commission
                                 on May 16, 1996

                                                     Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                             LANDAIR SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                  TENNESSEE                           62-1120025
       (State or other jurisdiction of      (I.R.S. Employer Identification No.)
       incorporation or organization)

              430 AIRPORT ROAD
          GREENEVILLE, TENNESSEE                              37745
(Address of Principal Executive Offices)                    (Zip Code)

                    NON-EMPLOYEE DIRECTOR STOCK OPTION AWARD
                                       AND
         LANDAIR SERVICES, INC. NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                            (Full title of the plans)

                               RICHARD H. ROBERTS
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             LANDAIR SERVICES, INC.
                                430 AIRPORT ROAD
                          GREENEVILLE, TENNESSEE 37745
                     (Name and address of agent for service)

                                 (423) 639-7196
          (Telephone number, including area code, of agent for service)


                                                  CALCULATION OF REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------
                                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM
      TITLE OF SECURITIES     AMOUNT TO BE          OFFERING PRICE        AGGREGATE                AMOUNT OF
       TO BE REGISTERED         REGISTERED           PER SHARE (*)       OFFERING PRICE         REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------
Common Stock, par value
        $.01 per share            180,000               $14.375            $2,587,500              $892.24
- ----------------------------------------------------------------------------------------------------------------

* Estimated solely for the purpose of determining the amount of the registration fee. Such estimate has been calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, and is based on the average of the high and low price per share of the Registrant's Common Stock as reported on the Nasdaq National Market on May 13, 1996.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.       Plan Information.

  and

Item 2.       Registrant Information and Employee Plan Annual Information.

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the award of options to purchase shares of Common Stock to non-employee directors of the Registrant effective September 24, 1993 and in the Landair Services, Inc. Non-Employee Director Stock Option Plan (the "Plan") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

         Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall provide a written statement to participants in the Plans advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of the Registration Statement and of other documents required to be delivered to employees pursuant to Rule 428(b), and shall include the address and telephone number to which the request is to be directed.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

         The following documents filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are hereby incorporated by reference as of their respective dates:

         (1) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

         (2)   All reports filed, or to be filed, by the Registrant pursuant to
               Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's documents referred to in
               (1) above, including but not limited to, post-effective
              amendments to this Registration Statement and periodic reports to be filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act; and

         (3) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A filed by the Registrant to register the Common Stock under the Exchange Act, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities than remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 5.       Interests of Named Experts and Counsel.

         Richard H. Roberts is Senior Vice President, General Counsel, Secretary and a director of the Registrant.

Item 6.       Indemnification of Directors and Officers.

         The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) such person acted in good faith;
(ii) in the case of conduct in an official capacity with the corporation, such person reasonably believed such conduct was in the corporation's best interest;
(iii) in all other cases, such person reasonably believed that such conduct was at least not opposed to the best interest of the corporation; and (iv) in connection with any criminal proceeding, such person had no reasonable cause to believe such conduct was unlawful. The TBCA further provides that a corporation may indemnify a director against liability incurred in a proceeding if his conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the best interest of the participants in and the beneficiaries of such plan was at least not opposed to such best interests.

         In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, unless the corporation's charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that
(i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation; (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by such officer or director; or (iii) such officer or director breached his or her duty of care to the corporation. The Registrant's Charter and Bylaws provide that each director and officer of the Registrant shall be indemnified by the Registrant to the fullest extent permitted by Tennessee law.

         Presently there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

         The Registrant's Charter provides that to the fullest extent permitted by Tennessee law no director (in his capacity as director but not in his capacity as officer) shall be personally liable to the Registrant or its shareholders for monetary damages for breach of any fiduciary duty as a director. Under the TBCA, this charter provision relieves the Registrant's directors from personal liability to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from a judgment or other final adjudication establishing (i) any breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) any unlawful distributions, or (iv) receipt of an improper personal benefit. The Registrant's Charter provides that if the TBCA is amended after the effective date of the Charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the law, as so amended.

Item 8.       Exhibits.

         See Exhibit Index (page II-7)

Item 9.       Undertakings.

         A. The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, if applicable, each filing of the Plan's respective annual reports pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeneville, State of Tennessee, on May 16, 1996.

                                    LANDAIR SERVICES, INC.

                                    By:  /s/ Scott M. Niswonger
                                         ----------------------
                                         Scott M. Niswonger, Chairman,
                                         President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Scott M. Niswonger, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  NAME                                        CAPACITY                              DATE
                  ----                                        --------                              ----

      /s/ Scott M. Niswonger                         Chairman, President and                     May 16, 1996
- ---------------------------------------              Chief Executive Officer
         Scott M. Niswonger                          (Principal Executive Officer)


     /s/ Edward W. Cook                              Chief Financial Officer, Senior             May 16, 1996
- ---------------------------------------              Vice President, Treasurer
         Edward W. Cook                              and Director (Principal Financial
                                                     and Accounting Officer)


      /s/ Bruce A. Campbell                          Executive Vice President,                   May 16, 1996
- ----------------------------------------             Chief Operating Officer
         Bruce A. Campbell                           and Director


     /s/ Richard H. Roberts                          Senior Vice President, General              May 16, 1996
- ----------------------------------------             Counsel, Secretary and Director
          Richard H. Roberts


                                                     Director                                    May   , 1996
- ----------------------------------------
         James A. Cronin, III


        /s/ Robert K. Gray                           Director                                    May 16, 1996
- ----------------------------------------
        Hon. Robert K. Gray

           /s/ Jack Kemp                             Director                                    May 16, 1996
- ----------------------------------------
         Hon. Jack Kemp

       /s/ Jorge L. Mas Canosa                       Director                                    May 16, 1996
- ----------------------------------------
     Hon. Jorge L. Mas Canosa

                                  EXHIBIT INDEX

Exhibit           Description
- -------           -----------
(a)4.1            Form of Director Stock Option Agreement

(b)4.2            Non-Employee Director Stock Option Plan

   5              Opinion of Counsel

  23.1            Consent of Ernst & Young LLP

  23.2            Consent of Counsel (included in Exhibit 5 above)

  24              Power of Attorney (included at page II-5 hereof)

(a) Filed as an exhibit to the registrant's Registration Statement on Form S-1, filed with the Commission on September 27, 1993.

(b) Filed as an exhibit to the registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995, filed with the Commission on August 14, 1995.



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